UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation.

On June 29, 2009, Ramius issued the following press release:

PRESS RELEASE

RAMIUS CRITICIZES CPI CORP. ATTEMPT TO MANIPULATE STOCKHOLDER VOTE WITH MISTRUTHS

Company Has Made Multiple False Statements That Are Misleading To CPI Stockholders

New York – June 29, 2009 – RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today criticized CPI Corp. (“CPI” or the "Company”) (NYSE: CPY) for including false and misleading statements in recent communications to CPI stockholders in connection with the ongoing proxy contest. In an investor presentation filed with the SEC on June 24 and shared with proxy advisory firm RiskMetrics Group the same day, CPI included blatantly false statements about Ramius independent nominee Joseph Izganics and about Chairman David Meyer’s compensation arrangements.

Ramius believes that these false statements were made in clear and knowing disregard of the facts, especially since the information relating to Mr. Meyer’s compensation arrangements is available and could have easily been verified in the Company’s own Board Minutes and the information about Mr. Izganics is available in public documents.  These false statements stand in stark contrast to the Company’s stated belief that it is “at the forefront of corporate governance.”

“We are disappointed with the way that CPI has chosen to behave throughout this proxy contest, including making blatantly false statements about the professional background and experience of our highly qualified independent nominee, Joseph Izganics, and about the approval of certain of Chairman Meyer’s compensation arrangements,” said Mark Mitchell, a Partner at Ramius. “We want stockholders to understand the true facts, and today we call on CPI to correct the record on all the false statements it has made in its stockholder letters and presentation.”

The following statements that CPI has recently made are false and misleading to stockholders:

1.	False Statement about Unanimous Board Approval of Certain Significant Compensation Arrangements
In both a June 18 letter to stockholders and in its June 24, 2009 stockholder presentation, subsequently filed with the SEC, CPI made a blatantly false statement regarding Board approval of significant compensation arrangements.  In trying to justify Chairman Meyer’s compensation arrangements in the June 18 letter, the Company stated “All significant compensation arrangements have been ratified by a unanimous vote of the full board after recommendation from the compensation committee.”  If the Company had simply referenced the Board Minutes from May 29, 2008, they would have recalled that Mark Mitchell, the Ramius director representative at the time, voiced opposition to a Compensation Committee recommendation that the CPI Board approve a significant award to Chairman David Meyer of $300,000 in recognition of his service during fiscal year 2007.  They would have also recalled that “Mr. Mitchell stated that the compensation awarded to the Chairman should be evaluated in the context of what other executives received and that he thought $300,000 was not warranted in light of the performance of the company and the stock” and that when it came to a vote of the full Board, Mr. Mitchell opposed the compensation arrangement.

2.	False Statement about Professional Background of Ramius Nominee Joseph Izganics
In its June 24 stockholder presentation and a June 25 letter to stockholders, each filed as definitive additional soliciting material with the SEC, the Company falsely states that Joseph Izganics is “a former field employee of Home Depot” and “the highest level he obtained was Southern regional president, a position he held for only 1 ½ years before departing Home Depot last January.” (emphasis added)  This statement is also factually inaccurate.  Mr. Izganics was not a Southern regional president as the Company states, but was Southern Division President and one of just three Division Presidents in the company.  He oversaw seven (7) Regional Vice Presidents and was directly responsible for over $20 billion in sales and 110,000 associates.  For the Company to describe Mr. Izganics as a “former field employee” when he was in fact a senior executive is misleading to stockholders and gives CPI stockholders a false and misleading description of Mr. Izganic’s professional background and experience.

3.	Misleading statement that Ramius’s purpose in this election contest is to seek additional representation and influence over the Company

The Company would have you believe that Ramius is seeking additional and undue  influence over the Company.  The truth is if Ramius had any influence over the Company at all there would not be an election contest.  Ramius’s proposal does not include any new candidates to the Board that are directly affiliated with Ramius.  Mr. Feld is already an incumbent member of the Board.  The other Ramius nominee, Mr. Izganics, was identified through a third-party search firm and has absolutely no prior connection to Ramius or its affiliates.  Ramius’s only desire throughout this contest is to create a more balanced, independent, and experienced Board that is free from the undue influence of Knightspoint Partners.  The changes to the Board that Ramius has proposed would create a Board comprised of four independent directors, three of whom have relevant retail experience; one direct Knightspoint representative; and one direct Ramius representative.

On the other hand, Knightspoint has continued to assert additional influence on the Board of CPI.  The Company’s proposed Board includes five out of six directors that are either directly affiliated with Knightspoint or previously recommended by Knightspoint, despite their only owning 3.5% of the Company, and only two directors with any retail experience.  We believe these two directors would not have been added to the Board without our outspoken concerns on the failure of the Board to address this obvious weakness.

In addition, over the past two years, both Mr. Meyer and Mr. Koeneke have received compensation totaling over $2.2 million for providing part-time consulting “services”, while the stock declined by 74%.  This pay package represents almost as much as the CEO, CFO, and all other board members earned combined.  Stockholders need to seriously question Knightspoint’s influence over CPI.

Mr. Mitchell concluded, “CPI’s claim to be in a position at the ‘forefront of corporate governance’ is not supported by the facts.  CPI has relied on mistruths to further its campaign. We hope that stockholders will see through these mistruths and support our director candidates in the upcoming election.  We are seeking to elect one independent director, Joe Izganics, who has the skills and experience CPI requires, and are asking stockholders to support the re-election of Peter Feld, a current director and Ramius representative.  Mr. Izganics and Mr. Feld are committed to working for the best interests of all stockholders. Please support these nominees by voting our GOLD proxy card today.”

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

Media Contact:

 Peter Feld

 Ramius LLC

(212) 201-4878

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Mr. Feld holds 5,252 shares of restricted stock awarded under the Company’s Omnibus Incentive Plan that vest in full on February 6, 2010.  As of the date hereof, Mr. Izganics directly owns 500 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.